Exhibit 99.1

Postal Realty Trust, Inc. Recasts and Expands Credit Facilities to $440 Million

-	Expands Aggregate Credit Facilities to $440 Million

-	Extends Maturity Date on Revolving Facility and Term Loan Facility to November 2029 and January 2030, respectively

-	Enters into Interest Rate Swap on $40 Million, Fixing the SOFR Component of the Interest Rate through January 2030

Cedarhurst, New York, September 22, 2025 (Globe NewsWire) — Postal Realty Trust, Inc. (NYSE:PSTL) (the “Company”), an internally managed real estate investment trust that owns and manages over 2,200 properties leased primarily to the United States Postal Service (the “USPS”), ranging from last-mile post offices to industrial facilities, today announced it has closed on the recast and expansion of its credit facilities to $440 million (the “2025 Credit Facility”) effective September 19, 2025. Because of its entry into the 2025 Credit Facility, the Company was able to extend the maturity dates on each of its existing senior unsecured revolving credit facility (from January 2026 to November 2029) and existing Term Loan (from January 2027 to January 2030).

“We are excited to announce the upsizing of capacity on our unsecured corporate credit facilities and the extension of our debt maturity profile. This transaction increases Postal Realty Trust’s liquidity position and sets us up well for continued growth. We are grateful for our strong lender relationships and the continued support of our longtime lending partners” said Jeremy Garber, President and Interim Chief Financial Officer.

The 2025 Credit Facility replaces the Company’s existing credit facility (the “Prior Credit Facility”) and consists of (i) a $150 million senior unsecured revolving credit facility, which now matures in November 2029 (the “2025 Revolving Facility”), (ii) an upsize in the Company’s existing Term Loan from $75 million to $115 million, an increase of 53%, with a new maturity date of January 2030 (the “2025 Term Loan Facility”), and (iii) a $175 million senior unsecured delayed draw term loan facility, which matures in February 2028 (the “2025 DDTL Facility”). Truist Bank is acting as administrative agent and Truist Securities, Inc., M&T Bank and JPMorgan Chase Bank, N.A. are joint lead arrangers and joint book runners for the 2025 Credit Facility. M&T Bank is acting as syndication agent and JP Morgan Chase Bank, N.A., Mizuho Bank Ltd., and Truist Bank are co-documentation agents. Additional lenders in the 2025 Credit Facility include Mizuho Bank Ltd., Stifel Bank & Trust and TriState Capital Bank. The 2025 Credit Facility includes an accordion feature permitting the Company to borrow up to an additional $150 million under the 2025 Revolving Facility and up to an additional $100 million under the 2025 Term Loan Facility or the 2025 DDTL Facility. Each of the 2025 Revolving Facility and 2025 Term Loan Facility may be extended for one additional 12-month period. Borrowings under the 2025 Credit Facility carry an interest rate of, (i) in the case of the 2025 Revolving Facility, SOFR plus a margin ranging from 1.5% to 2.0% per annum and (ii) in the case of the 2025 Term Loan Facility and 2025 DDTL Facility, SOFR plus a margin ranging from 1.45% to 1.95% per annum, in each case depending on the Company’s consolidated leverage ratio. Concurrently with entering into the 2025 Credit Facility, using newly advanced funds from the 2025 Term Loan Facility, the Company repaid a portion of the outstanding balance on the 2025 Revolving Facility down to $13 million.

In addition, on September 19, 2025, the Company entered into an interest rate swap having a notional amount of $40 million with certain affiliates of the lenders under the 2025 Credit Facility that fixed the SOFR component of the interest rate through January 2030 and brought the all-in current rate to 4.73% when taking into account the applicable margin.

A comparison of the 2025 Credit Facility with the Company’s Prior Credit Facility is set forth below:

Key Metrics (1)	2025 Credit Facility Revolver	Prior Credit Facility Revolver	2025 Credit Facility Term Loan	Prior Credit Facility Term Loan
Loan Availability Amount	$150 million	$150 million	$115 million	$75 million
Accordion Feature	$150 million	$150 million	$100 million	$75 million
Interest Rate	SOFR plus a margin ranging from 1.5% to 2.0% per annum	SOFR plus a margin ranging from 1.5% to 2.0% per annum	SOFR plus a margin ranging from 1.45% to 1.95% per annum	SOFR plus a margin ranging from 1.45% to 1.95% per annum
SOFR-Related Spread Adjustment	N/A	10 bps	N/A	10 bps
Maturity Date	November 15, 2029	January 30, 2026	January 15, 2030	January 29, 2027
Extension Option	One 12-month extension	Two six-month extensions	One 12-month extension	N/A

(1) All Key Metrics of the DDTL Facility from the Prior Credit Facility have not changed under the 2025 Credit Facility.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements.” Forward-looking statements include statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements, including, among others, statements regarding the Company’s anticipated growth and ability to obtain financing and close on pending transactions on the terms or timing it expects, if at all, are based on the Company’s current expectations and assumptions regarding capital market conditions, the Company’s business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, the Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the USPS’s terminations or non-renewals of leases, changes in demand for postal services delivered by the USPS, the solvency and financial health of the USPS, competitive, financial market and regulatory conditions, disruption in market, general real estate market conditions, the Company’s competitive environment and other factors set forth under “Risk Factors” in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statement made in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

About Postal Realty Trust, Inc.

Postal Realty Trust, Inc. is an internally managed real estate investment trust that owns and manages over 2,200 properties leased primarily to the USPS. More information is available at postalrealtytrust.com.

Contact:

Investor Relations and Media Relations

Email: Investorrelations@postalrealtytrust.com

Phone: 516-232-8900